Exhibit 99.1

Getty Images Board of Directors Increases Authorization of

Share Repurchase Program to $250 Million

Company also Completes Evaluation Regarding Future Use of Certain

New York Facilities

SEATTLE, Wash. — May 23, 2006 — Getty Images, Inc. (NYSE: GYI), the world’s leading creator and distributor of visual content, today announced that its board of directors has approved an increase to its share repurchase program of $100 million, bringing the total of the approved plan to $250 million. Shares repurchased under this program may be made at such times and in such amounts as management deems appropriate. At April 28, 2006, the company had approximately 62.4 million shares of common stock outstanding.

As a result of the increase in the share repurchase program, the Company has decided to sell certain short-term investments that are in loss positions that it had previously intended to hold. Selling these investments will result in a non-recurring, pre-tax charge of approximately $4 million in the second quarter of 2006. These previously unrealized losses had been disclosed in the Company’s most recent Quarterly Report on Form 10-Q.

The Company also announced that it has completed its evaluation of and made a decision regarding the use of certain of its New York facilities. As disclosed in the Company’s most recent Quarterly Report on Form 10-Q, these facilities are under lease through an agreement that expires in March of 2015 and are subleased to another party through an agreement that expires in February of 2007. After the sublease expires, the Company has decided to permanently exit all of the excess space. As a result, the Company expects to recognize a non-cash, non-recurring, pre-tax charge of approximately $19 million in the second quarter of 2006 based on the present value of the lease costs, net of estimated sublease income, for the remaining eight years of the lease. This charge is within the range previously estimated and disclosed by the Company.

Some of the statements in this press release may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on management’s expectations, assumptions and projections about Getty Images and its industry as of the time the statements are made. These forward-looking statements are not guarantees of future performance and are subject to certain risks and uncertainties that could cause our actual results to differ materially from our past performance and our current expectations, assumptions and projections. Differences may result from actions taken by the company as well as from risks and uncertainties beyond the company’s control. These risks and uncertainties include, among others, the risks associated with currency fluctuations, changes in the economic, political, competitive and technological environments, and the risks associated with system security, upgrades, updates and service interruptions. The foregoing list of risks and uncertainties is illustrative, but by no means exhaustive. For more information on factors that may affect future performance, please review the reports filed by Getty Images with the Securities and Exchange Commission, in particular our Annual Report on Form 10-K for the year ended December 31, 2005, and our Quarterly Report on Form 10-Q for the quarter ended March 31, 2006. Except as required by law, Getty Images undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future developments or other events.

About Getty Images

Getty Images is the world’s leading creator and distributor of visual content and the first place creative professionals turn to discover, purchase and manage imagery. The company’s award-winning photographers and imagery help customers create inspiring work which appears every day in the world’s most influential newspapers, magazines, advertising campaigns, films, television programs, books and Web sites. Headquartered in Seattle, WA and serving customers in more than 100 countries, Getty Images believes in the power of imagery to drive positive change, educate, inform, and entertain. Visit Getty Images at http://gettyimages.com.

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Contacts:
Investors:	Media:
Alan Pickerill	Deb Trevino
Director, Investor Relations	Vice President, Communications
206.925.6355	206.925.6474
alan.pickerill@gettyimages.com	deb.trevino@gettyimages.com